                      PRIVATE LABEL MANUFACTURING AGREEMENT

         This Private Label Manufacturing Agreement is entered into as of January 8, 2004 by and between Sionix Corporation, a Nevada corporation ("Sionix") and EPD Wearnes (USA) Inc. ("EPD").

                                    RECITALS:

         A. Sionix is engaged in the design and development of water treatment equipment and systems for drinking water and wastewater treatment for municipalities, and industries;

         B. EPD manufactures water filtration systems and components; and

         C. Sionix wishes to engage EPD to manufacture certain of its filter products for Sionix under a private label arrangement, in accordance with the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants, warranties and representations contained herein, the parties hereby agree as follows:

ARTICLE 1. CERTAIN DEFINITIONS

         Certain of the terms referred to in this Agreement shall be defined as set forth in this Article 1.

         1.1 PRIVATE LABEL PRODUCTS. The term "Private Label Products" shall mean all filtration systems, products and components set forth in Exhibit A of this Agreement.

         1.2 SPECIFICATIONS. The term "Specifications" means the specifications for the Private Label Products set forth in Exhibit B, as such specifications may be changed from time to time by mutual written agreement of the parties.

         1.3 TERRITORY. The term "Territory" means the geographical areas specified on Exhibit C to this Agreement.

ARTICLE 2.  MANUFACTURING AND SUPPLY

         2.1 PURCHASE AND SUPPLY. Subject to the other terms and conditions set forth herein, EPD shall manufacture the Private Label Products in accordance with the Specifications, and shall supply Sionix with Private Label Products, and Sionix shall purchase the Private Label Products from EPD, at such prices as may be agreed between the parties from time to time, and which shall be set forth on purchase orders. Sionix is under no obligation to purchase a minimum quantity of Private Label Products under this Agreement.

         2.2 ORDER PROCEDURE. Sionix shall, from time to time, submit purchase orders to EPD for the quantities of Private Label Products desired. Such purchase orders shall constitute the only authorization for EPD to provide Private Label Products to Sionix.

         2.3 DELIVERY. EPD shall deliver the Private Label Products in the quantities and on the dates specified in Sionix's purchase orders, F.O.B. shipping point via Sionix's designated freight carrier, third party direct bill.

         2.4 CHANGES. Sionix shall have the right to make changes to purchase order quantities and delivery dates, provided the changes are not within the Firm Lead-Time as established under Section 2.6.

         2.5 SUPPLY RISK MANAGEMENT. In order to minimize supply risk to Sionix, in the event of a material interruption in supply of the Private Label Products, whether because of natural disaster, labor problems, or inability of EPD to supply the Private Label Products on a timely basis, EPD grants to Sionix a non-exclusive, royalty-free license to manufacture the Private Label Products, or sublicense a responsible third party to do the same. Upon such occurrence, EPD shall immediately provide to Sionix written detailed information and technical assistance sufficient for Sionix or a third party to manufacture the Private Label Products, including, but not limited to:

         1) approved raw material vendor list,
         2) raw material specifications,
         3) quality control procedures and,
         4) detailed manufacturing instructions

         (collectively the "Detailed Manufacturing Instructions")

         Sionix shall reimburse EPD for labor costs actually incurred by EPD in training any third party to manufacture the Private Label Products under this Section. If EPD can resume supplying Private Label Products to Sionix's requirements, Sionix or a third party shall discontinue manufacturing the Private Label Products following production restart, where EPD warrants that EPD has the capacity and capability of satisfying Sionix's full demand for Private Label Products. In such case the manufacturing license with Sionix and any sublicense with a third party shall terminate and all Detailed Manufacturing Instructions shall be promptly returned to EPD. Sionix and any sublicensee shall hold all Detailed Manufacturing Instructions as confidential information under this Agreement.

         2.6 FIRM LEAD-TIME. Firm lead-time for Private Label Products shall be as set forth on the purchase order applicable to such products.. Sionix may not make changes to purchase orders within the Firm Lead-Time without the consent of EPD. Should EPD not have Private Label Products in the quantities ordered, ready for shipment on the requested purchase order date, where Sionix has provided the Firm Lead-Time stated above, then if expedited freight is required by Sionix to meet production needs, EPD shall be financially responsible for any incremental shipping cost associated with such expedited freight.

         2.7 PRODUCT QUALITY. EPD shall be responsible for all product quality issues and must be able and capable of answering specific technical questions related to the Private Label Products.

         2.8 EXCLUSIVITY. EPD hereby grants to Sionix the exclusive right to market, distribute and sell its filters, including the Private Label Products (collectively, the "Exclusive Products"), in the Territory for drinking water processing, industrial and commercial water processing , and related testing or treatment (the "Exclusive Market"). Exclusivity will remain in effect for a period of one year from the date of this agreement. At the end of the one year period EPD and Sionix together will review actual and prospective sales to determine if exclusivity will remain in effect. If it is agreed by both Sionix and EPD that in the existence of an active and potentially profitable market, Sionix has not made all reasonable attempts to present the products and pursue sales, Exclusivity shall be forfeit. During the term of this Agreement, EPD shall not (i) appoint or engage any other distributor, agent or sales representative to sell or distribute the Exclusive Products in the Territory for the Exclusive Market, or (ii) sell, distribute or otherwise deliver Exclusive Products to customers in the Territory or who are likely to re-sell the Exclusive Products in the Territory to the Exclusive Market. EPD shall use its best efforts to prevent its distributors or sales agents from selling or distributing Exclusive Products in or to the Exclusive Market in the Territory, directly or indirectly. Without the prior written approval of Sionix, EPD shall not manufacture, market, sell, distribute, or otherwise dispose of Private Label Products except on behalf of Sionix in accordance with the terms of this Agreement.

         2.9 CAPACITY. EPD is an independent contractor and is not authorized to waive any right or to incur, assume or create any debt, obligation, contract, or release of any kind whatsoever in the name of or on behalf of Sionix.

         2.10 REPURCHASE OF CERTAIN ITEMS. In the event that EPD purchases raw materials or components for the purpose of manufacturing Private Label Products under this Agreement, and such materials or components are not utilized within a reasonable time thereafter, then upon demand by EPD Sionix shall purchase such raw materials and components from EPD for an amount equal to EPD's actual cost plus overhead specifically applicable to such materials and components.

         2.11 TERMS OF PAYMENT. The terms of payment shall be Net 45 days. Special terms if needed shall be mutually agreed upon and stated on individual purchase orders.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF EPD

         EPD represents and warrants to Sionix as follows:

         3.1 AUTHORITY. EPD has all the requisite right, legal capacity and authority, corporate or otherwise, to enter into, deliver, and perform this Agreement, to manufacture the Private Label Products and to consummate the transactions contemplated herein. This Agreement has been duly and validly authorized by all necessary action, corporate or otherwise, which authorizations remain in full force and effect, and no other proceedings are required for the authorization, delivery, or performance of this Agreement by EPD. This Agreement constitutes a legal, valid, and binding obligation of EPD enforceable in accordance with its terms.

         3.2 CONSENTS. No authorizations, consents, licenses, or approvals of any public body or authority of California or of any other jurisdiction is necessary for the execution, delivery, or performance of this Agreement by EPD.

         3.3 NO VIOLATIONS. Neither the execution and delivery of this Agreement, nor consummation by EPD of the transactions contemplated herein, nor compliance with any of the provisions hereof, will conflict with or result in a breach or violation of, a default under, any of the terms, conditions, or provisions of any note, license, lease, or other agreement or other instrument or obligation to which EPD is a party or by which it is bound;

         3.4 LICENSES. EPD holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has not violated, and is not in violation of, any applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations.

         3.5 DISCLOSURE. There is no fact which materially and adversely affects this Agreement or the business prospects, conditions, affairs, or operations of EPD or Sionix, or any of their respective properties or assets, which has not been fully described in this Agreement or in any written materials delivered to Sionix.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SIONIX

         Sionix represents and warrants to EPD as follows:

         4.1 AUTHORITY. Sionix has all the requisite right, legal capacity and authority, corporate or otherwise, to enter into, deliver, and perform this Agreement, and to consummate the transactions contemplated herein. This Agreement has been duly and validly authorized by all necessary action, corporate or otherwise, which authorizations remain in full force and effect, and no other proceedings are required for the authorization, delivery, or performance of this Agreement by Sionix. This Agreement constitutes a legal, valid, and binding obligation of Sionix, enforceable in accordance with its terms.

         4.2 CONSENTS. No authorizations, consents, licenses, or approvals of any public body or authority of California or of any other jurisdiction are necessary for the execution, delivery, or performance of this Agreement by Sionix.

         4.3 NO VIOLATIONS. Neither the execution and delivery of this Agreement, nor consummation by Sionix of the transactions contemplated herein, nor compliance with any of the provisions hereof, will conflict with or result in a breach or violation of, a default under, any of the terms, conditions, or provisions of any note, license, lease, or other agreement or other instrument or obligation to which Sionix is a party or by which it is bound;

         4.4 LICENSES. Sionix holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has not violated, and is not in violation of, any applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations.

         4.5 DISCLOSURE. There is no fact which materially and adversely affects this Agreement or the business prospects, conditions, affairs, or operations of EPD or Sionix, or any of their respective properties or assets, which has not been fully described in this Agreement or in any written materials delivered to EPD.

ARTICLE 5.  PRIVATE LABELING; PROPRIETARY TECHNOLOGY

         5.1 LABELING OF PRODUCTS. EPD shall place Sionix data plate, labels, logos and artwork supplied by Sionix on the Private Label Products and on associated manuals, blueprints and specification sheets, in the size, format and location specified by Sionix (the "Sionix Marks"). Sionix hereby grants EPD a limited license to utilize and reproduce the Sionix Labels for the Private Label Products manufactured under this Agreement. EPD shall not use the Sionix Marks for any other purpose, without the prior written consent of Sionix. Upon expiration or termination of this Agreement, the foregoing limited license shall automatically be terminated without further action by either party hereto.

         5.2 PROPRIETARY RIGHTS. It is understood and agreed that all patents and patent rights, designs, plans, engineering details, technical data, and other proprietary rights in and with respect to the Sionix Private Label Products and their underlying technology and designs are and will remain exclusively the property of EPD. During the term of this Agreement Sionix shall not, directly or indirectly, obtain or attempt to obtain any right, title, or interest in or to the patents, designs or other proprietary rights owned or used by EPD. Sionix shall no action to jeopardize, limit, or interfere in any manner with EPD's ownership of and right to utilize its patents, designs, or other proprietary rights.

ARTICLE 6.  OPERATIONS

         6.1 PACKAGING. Sionix shall furnish EPD with sufficient quantities of product cartons, inserts, instructions for use and labels to permit EPD to package and label the Sionix Private Label Products prior to shipment.

         6.2 PRODUCT REJECTION. Any Sionix Private Label Products delivered to Sionix or a customer of Sionix by EPD which do not conform to the Specifications shall be promptly replaced by EPD in accordance with its warranty obligations as set forth on Exhibit D.

         6.3 FACILITIES AND PERSONNEL. EPD represents and warrants that it has, and agrees that throughout the term of this Agreement that it will maintain, the facilities, equipment, and competent personnel necessary to assure the proper and prompt manufacture and delivery of Sionix Private Label Products, while maintaining Sionix's quality standards for materials and workmanship. EPD shall permit Sionix and its prospective customers to visit and inspect any EPD facility at which the Private Label Products or components thereof are fabricated or stored, during regular business hours, upon at least 24 hours notice. EPD may impose reasonable restrictions on such inspections, including identification of all visitors and confidentiality agreements.

         6.4 SIONIX ASSISTANCE IN OBTAINING SUPPLY CONTRACTS. EPD represents and warrants that it has the ability to obtain all supplies and materials necessary to perform its obligations hereunder. However, when requested by EPD, and when feasible for Sionix to do so, Sionix shall assist EPD in negotiating agreements with Sionix's current suppliers, sub-suppliers, and subcontractors for continued materials supply to, or performance of contract work for, EPD.

         6.5 QUALITY ASSURANCE PROGRAMS. EPD shall implement and maintain quality assurance programs and testing that are approved by Sionix in order to maintain Sionix's quality standard for materials and workmanship.

         6.6 EPD REPORTS AND ASSISTANCE. EPD shall maintain complete and accurate manufacturing records with respect to the Sionix Private Label Products, in accordance with accepted industry standards. EPD shall ensure that all Sionix Private Label Products are manufactured, packaged, labeled and sold to Sionix in accordance with all applicable laws, rules and regulations.

ARTICLE 7.  WARRANTIES AND INDEMNIFICATIONS

         7.1 PRODUCT WARRANTY. EPD warrants the Private Label Products in accordance with the Warranty set forth on Exhibit D hereto. ,

         7.2 EPD INDEMNIFICATION. EPD shall indemnify, defend, and hold Sionix harmless from and against any claims, demands, causes of action or suits (including reasonable attorneys' fees) that the Private Label Products infringe any United States patent or the proprietary rights of others.

         7.3 SIONIX INDEMNIFICATION. Sionix shall indemnify, defend, and hold EPD harmless from and against any claims, demands, causes of action or suits (including reasonable attorneys' fees) arising out of or relating to any breach of this Agreement by Sionix.

ARTICLE 8. PROPRIETARY AND CONFIDENTIAL INFORMATION

         8.1 CONFIDENTIAL INFORMATION. EPD and Sionix each agrees not to disclose information of the other acquired hereunder or in connection herewith except as authorized in writing. EPD and Sionix shall each keep, and shall require its officers, directors, employees, independent contractors, and suppliers to keep, confidential such information, including but not limited to all manuals, customer lists, copyrighted materials, technical or business information, manufacturing techniques, software and other proprietary information. EPD will not disseminate confidential information to any person or entity other than those employees, officers, and directors of EPD who are directly involved in the manufacturing of Private Label Products. Each party will use the same degree of diligence and effort to protect the confidential and proprietary information of the other party from disclosure to third parties as it uses to protect its own confidential and proprietary information.

         8.2 RIGHTS TO INJUNCTIVE AND EQUITABLE RELIEF. The parties hereto mutually agree that the obligations under this Article 8 are of a special and unique character which gives them a peculiar value and that each party cannot be reasonably or adequately compensated in damages in an action at law in the event the other party breaches such obligations. Therefore, the parties agree that each shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach or threatened breach in addition to any other rights or remedies they may possess.

ARTICLE 9. TERM AND RENEWAL

         9.1 TERM. This Agreement shall be effective for the period commencing on the date hereof and ending on the second anniversary of the date hereof, unless sooner terminated in accordance with the provisions of Article 9.

         9.2 RENEWAL. After the expiration of the initial period set forth in
Section 9.1, this Agreement shall be automatically renewed for successive additional one-year periods if neither party has notified the other prior to the expiration of the initial term or any renewal term of such notifying party's intention not to renew this Agreement.

ARTICLE 10.  DEFAULT, TERMINATION, AND EXPIRATION

         10.1 EVENTS OF TERMINATION. Either party may terminate this Agreement at any time upon thirty days notice to the other party upon the occurrence of any of the following:

                           (i) If the other party breaches any term or condition of this Agreement and such breach is not cured within the foregoing thirty day notice period; or

                           (ii) If at any time the other party shall file bankruptcy, generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors.

         10.2 EFFECT ON RIGHTS AND TERMINATION PAYMENTS. Termination of this Agreement by either party shall not act as a waiver of any breaches of this Agreement and shall not act as a release of either party from any liability for breaches of this agreement.

         10.3 UNFILLED ORDERS. Termination of this Agreement shall cancel all unfilled orders for Private Label Products. Termination shall not be deemed waived if EPD ships Private Label Products at Sionix's request to avoid imposing hardship on any of Sionix's customers.

         10.4 PROHIBITION ON FURTHER USE OF NAME. Upon termination or expiration of this Agreement, EPD shall immediately discontinue the use of any trade names, trademarks, symbols or designations associated with Sionix or the Private Label Products.

         10.5 RETURN OF PRODUCT MATERIALS AND PROPRIETARY INFORMATION. In the event of termination or expiration of this Agreement, EPD shall immediately return to Sionix all labels, inserts, manuals, parts identification data, instructions, catalogs, descriptions, price lists, order forms, technical data and designs, and other similar materials that bear the Sionix Marks. Following such termination or expiration, Sionix shall refrain from use of proprietary designs of EPD, and shall not manufacture proprietary products of EPD.

ARTICLE 11. GENERAL PROVISIONS

         11.1 NOTICES. All notices, demands, requests, consents, approvals or other communications (collectively "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and may be personally served, given by fax, or deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as set forth below or such other address as such party shall have specified most recently by written notice.

         To Sionix:          Sionix  Corporation
                             9272 Jeronimo Road, Suite 108
                             Irvine, CA 92618

         To EPD:             EPD (Wearnes) USA Inc.
                             10730 Bell Court
                             Rancho Cucamonga, CA 91730

         11.2 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

         11.3 GOVERNING LAW. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed wholly within the State of California.

         11.4 ENTIRE AGREEMENT. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement.

         11.5 MODIFICATIONS AND AMENDMENTS. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

         11.6 WAIVERS AND EXTENSIONS. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

         11.7 ATTORNEYS' FEES. Should either party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

         11.8 FURTHER ASSURANCES. The parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably required to consummate, evidence or confirm the agreements contained herein in the manner contemplated hereby.

         11.9 ASSIGNMENTS. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party. Any assignment of rights or delegation of duties or obligations hereunder made without the written consent of the other party hereto shall be void and be of no effect. Notwithstanding the foregoing, Sionix may assign its rights or delegate its duties hereunder to any affiliated person or entity which controls, is controlled by, or is under common control with Sionix.

         11.10 SUCCESSORS AND PERMITTED ASSIGNS. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

SIGNATURE PAGE FOLLOWS THIS PAGE.

                                 SIGNATURE PAGE


                                        Sionix Corporation


                                        By:
                                            ------------------------------------


                                        EPD Wearnes (USA) Inc.


                                        By:
                                            ------------------------------------





                                  Page 11of 14

                                    EXHIBIT A
                             PRIVATE LABEL PRODUCTS


1.       Pressure Filtration Systems in packaged and component form.

2. Water Pretreatment equipment including but not limited to Clarifiers (incline plate and tube type), Flocculation and Sedimentation and Flotation equipment as well as strainer and screening devices.

3.       Ion exchange equipment

4. Back wash water reclamation equipment including but not limited to Static mixers, flash mixers, Decant pumps and controls.

5. Pressure vessels configured for contact vessels, contact media and filtration media.

                                    EXHIBIT B
                                 SPECIFICATIONS












                                    EXHIBIT C
                                    TERRITORY


1. The Middle East, including, without limitation, Afghanistan, Oman, Azerbaijan, Pakistan, Bahrain, Qatar, Cyprus, Saudi Arabia, Iraq, Syria, Iran, Tajikistan, Israel, Turkey, Jordan, United Arab Emirates, Kazakhstan, Yemen, Kuwait, Lebanon
2.       Africa
3.       Oceania
4.       Non Exclusive right to pursue sales in Central and South America.
5. Non Exclusive right to pursue sales in North America, except for those areas currently covered by an appointed distributor of EPD.
6.       Non exclusive right to pursue sales in India.

                                    EXHIBIT D
                                    WARRANTY




EPD warrants its products to be free from defects in materials and workmanship under normal conditions of service, from date of delivery, for the following periods of time:

FILTER SYSTEMS:   20 Years Prorated, Steel and Composite* Tanks Only
10 Years Prorated, Internal and External Non-Electrical Components

         First 3 Years - 100% Tank & Internal Components
         First Year Only - On Site Warranty

ELECTRONIC:       First Year Only - 100% on Electrical Components


PRO RATA SCHEDULE

     TANKS                   COMPONENTS

Years   Discount %        Years   Discount %            Years   Discount %
 4         70              11        35                   2        80
 5         65              12        30                   3        75
 6         60              13        25                   4        70
 7         55              14        20                   5        60
 8         50              15        15                   6        50
 9         45              16        10                   7        40
 10        40              17-20      5                   8        30
                                                          9        20
                                                         10        10

This limited warranty shall repair or replace defects arising only from normal usage and does not cover damage or failure resulting from shipping, installation, misuse, abuse, neglect, alteration, modification, abnormal working conditions, water damage to electrical components or repairs by other than EPD. EPD shall in no event be liable to Sionix for indirect or consequential damages of any kind or character.

*EPD Composite Tanks are pressure vessels and to be exposed to vacuum greater than 4 in.Hg. will be considered improper operation and warranty will be void. Call EPD or your distributor for vacuum relief application.